Exhibit (a)(1)(G)

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. ATTN: REORGANIZATION DEPARTMENT P.O. BOX 9116 FARMINGDALE, NY 11735-9547

PROVIDE DIRECTIONS BY INTERNET - www.proxyvote.com/tender

If you wish to use the Internet to provide your directions regarding the Offer, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from this Confidential Trustee Direction Form (located in the box below next to the arrow) and click on the Submit button. You will then be able to provide your direction regarding the Offer on the following screen.

BY HAND OR OVERNIGHT DELIVERY

Broadridge, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717

VOTE BY MAIL

Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735-9547

E13737-TBD

As described in the enclosed “Notice to Participants in the Monster Worldwide, Inc. 401(k) Savings Plan,” Merlin Global Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Randstad North America, Inc., a Delaware corporation, is offering to purchase any and all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Monster Worldwide, Inc., a Delaware corporation, at a price of $3.40 per Share, upon the terms and subject to the conditions set forth in an Offer to Purchase (together with any amendments or supplements thereto, the “Offer”).

As a participant in the Monster Worldwide, Inc. 401(k) Savings Plan (the “Plan”) with a number of Shares allocated to your account under the Plan (your “Account”), you have the right to direct Charles Schwab Bank, the directed trustee of the Plan (the “Trustee”), as to whether to tender all or a percentage of the Shares allocated to your Account and held in the Monster Company Stock Fund under the Plan (your “Allocated Shares”) in connection with the Offer.

Confidential Trustee Direction Forms that are not timely received, and those received without a box checked below or with more than one box checked, will be treated as a direction NOT to tender Shares in connection with the Offer.

Your number of Allocated Shares as of September 6, 2016 is shown to the right of your address on this Confidential Trustee Direction Form. The Trustee will tender Allocated Shares as directed in this Confidential Trustee Direction Form, except as otherwise required by applicable law.

I hereby instruct the Trustee to tender my Allocated Shares as follows (check only one box and complete):

Box 1	I direct the Trustee to tender ALL of my Allocated Shares in the Offer.	☐

Box 2	I direct the Trustee NOT to tender any of my Allocated Shares in the Offer.	☐

Box 3	% (insert a percentage in whole numbers, 1% - 99%) I direct the Trustee to tender the written percentage of my Allocated Shares in the Offer. (If you check Box 3 but fail to insert a percentage, your direction will be treated as a direction NOT to tender any of your Allocated Shares in the Offer.)	☐

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

E13738-TBD

CONFIDENTIAL TRUSTEE DIRECTION FORM

BEFORE COMPLETING THIS FORM,

PLEASE READ CAREFULLY ALL ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOU DO NOT DELIVER A PROPERLY COMPLETED, SIGNED CONFIDENTIAL TRUSTEE DIRECTION FORM BY THE DEADLINE SET FORTH IN THE “NOTICE TO PARTICIPANTS IN THE MONSTER WORLDWIDE, INC. 401(K) SAVINGS PLAN,” OR PROVIDE TIMELY DIRECTIONS THROUGH THE INTERNET BY THE SAME DEADLINE, YOUR ALLOCATED SHARES WILL NOT BE TENDERED IN THE OFFER.

This Confidential Trustee Direction Form can be used by participants (or beneficiaries) in the Monster Worldwide, Inc. 401(k) Savings Plan (the “Plan”) to provide direction to Charles Schwab Bank as Trustee. Charles Schwab Bank makes no recommendation to any participant in the Plan on whether to tender Shares in the Offer.

This Confidential Trustee Direction Form, if properly signed, completed and received in a timely manner, will supersede any previous direction with respect to the Offer.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.